Exhibit 21.1

VERTICAL HEALTH SOLUTIONS, INC.

LIST OF SUBSIDIARIES

Labelclick, Inc., a Florida corporation

Drug Depot, Inc., a Florida corporation

Vertical Health Ventures, a Delaware corporation